Filed pursuant to Rule 433

Registration Statements Nos. 333-229096 and 333-229096-01

Relating to Preliminary Prospectus Supplement dated

May 27, 2020

U.S.$1,750,000,000 6.750% Global Notes Due 2050

Pricing Term Sheet

A preliminary prospectus supplement of Petrobras Global Finance B.V. is available from the SEC’s website at www.sec.gov.

Issuer:	Petrobras Global Finance B.V. (“PGF”)

Guarantor:	Unconditionally and irrevocably guaranteed by Petróleo Brasileiro S.A. – Petrobras

Form:	Senior Unsecured Notes

Offering:	SEC-Registered

Currency:	U.S. Dollars

Principal Amount:	U.S.$ 1,750,000,000.00

Maturity Date:	June 3, 2050

Coupon Rate:	6.750%

Interest Basis:	Payable semi-annually in arrears

Day Count:	30/360

Interest Payment Dates:	June 3 and December 3

First Interest Payment Date:	December 3, 2020

Gross Proceeds:	U.S.$ 1,716,925,000.00

Issue Price:	98.110%

Yield to Investors:	6.900%

Optional Par Redemption:	On and after December 3, 2049, call at 100.000%

Make-Whole Optional Redemption:	Prior to December 3, 2049, call at UST + 50 bps

Tax Redemption:	Call at 100.000%

Pricing Date:	May 27, 2020

Settlement Date:	June 3, 2020 (T+5*)

Listing:	PGF intends to apply to have the notes approved for listing on the New York Stock Exchange.

Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

CUSIP:	71647NBG3

ISIN:	US71647NBG34

Joint Bookrunners:	BNP Paribas Securities Corp. BofA Securities, Inc. Itau BBA USA Securities, Inc. J.P. Morgan Securities LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.

*

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling BNP Paribas Securities Corp. collect at +1 (212) 841-3000 or toll-free (U.S. only) at +1 (800) 854-5674, BofA Securities, Inc. collect at or toll-free (U.S. only) at 1-800-294-1322, Itau BBA USA Securities, Inc. collect at +1 (212) 710-6749 or toll-free (U.S. only) at +1 (888) 770-4828, J.P. Morgan Securities LLC collect at +1 (212) 834-4533 or toll-free (U.S. only) at +1 (866) 846-2874, Scotia Capital (USA) Inc. collect at +1 (212) 225-5559 or toll-free (U.S. only) at +1 (800) 372-3930, and SMBC Nikko Securities America, Inc. toll-free (U.S. only) at +1 (888) 868-6856.